EXHIBIT 16
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July 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Extended Systems Incorporated (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated July 26, 2004. We agree with the statements concerning our Firm in such Form 8-K. We make no comment whatsoever regarding the audit committee's selection process for a new accounting firm as described in the first paragraph of Item 4 of the attached Form 8-K.

Very truly yours,


/s/ PricewaterhouseCoopers LLP